Exhibit 10.1

TENGION, INC.
2900 POTSHOP LANE, SUITE 100
EAST NORRITON, PENNSYLVANIA  19403

July 29, 2010

A. Brian Davis

Re:  Offer to Join Tengion

Dear Brian:

Based in part on our recent discussions and reference checks, my colleagues and I believe you can make a meaningful contribution to our Company.  As a result, I am pleased to formally extend this offer for you to join Tengion, Inc. (the “Company” or “we”).

Our mission and goals are extremely exciting.  We take great pride in recruiting those who we believe are exceptionally talented individuals, committed to teamwork and excellence, perceive the excitement of our vision and who share our ethical values.  We hope you will be as elated with the prospect of your joining us as we are.

The terms and conditions of your proposed employment are as follows:

1.
Your position is Chief Financial Officer, Vice President, Finance.  You will report directly to the president and chief executive officer.  As the Chief Financial Officer of the Company, you may be considered an “Executive Officer” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You may also be subject to the reporting requirements under Section 16 of the Exchange Act, which require the disclosure of all transactions by you involving Company securities.  As an executive officer, you will be entitled to indemnification under the Company’s charter and bylaws and will be offered an indemnification agreement in the same form that has been offered to the Company’s other executive officers.

2.	Your commencement date is August 1, 2010 (“Commencement Date”).

3.
Your gross base compensation will be two hundred eighty five thousand dollars ($285,000) per year.  You will be eligible for an annual merit bonus of up to thirty five percent (35%) of your base salary.  The magnitude of the bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof (“Compensation Committee”) and the chief executive officer in their sole discretion, based upon a combination of the Company’s performance and your achievement of a series of mutually agreed upon performance milestones that will be established by you and the chief executive officer promptly after the Commencement Date and yearly thereafter. The target bonus and merit increase for which you will be eligible with respect to the year in which your employment with Tengion commences may be prorated based on the portion of the year employed.  Merit bonuses, if any, will be paid within two (2) months following the year in service to which the bonus relates. You will be reimbursed for reasonable costs and expenses incurred by your legal counsel in connection with a review of documentation between the Company and you solely related to your employment with the Company, such amounts not to exceed $2,000.

4.
You will be eligible to participate in any cash and equity incentive plans adopted by the Company and which are made available to employees of the Company.  You will receive a stock option to purchase 66,000 shares of common stock of the Company at an exercise price per share equal to the fair market value of such share (the “Option”) pursuant to the Company’s 2010 Stock Option and Incentive Plan (the “Plan”) on or shortly after your Commencement Date, consistent with Company practice.  This option will be reflected in a standard Tengion Incentive Stock Option Grant Agreement, as approved by Compensation Committee.

A. Brian Davis
July 29, 2010

As is standard for all of the Company’s stock options granted to vice presidents who report directly to the CEO, the Option will vest with respect to twenty-five percent (25%) of the underlying shares upon the first anniversary of your Commencement Date and will vest with respect to the balance of the remaining underlying shares over the ensuing three years ratably on the quarter anniversaries of your Commencement Date.  Notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause (as such term is defined below) or you resign for Good Reason (as such term is defined below) within the period from one (1) month before until six (6) months after (i) a Sale Event (as defined in the Plan) or (ii) the sale or other disposition of all or substantially all of the Company’s assets or a change in ownership of fifty percent (50%) or more of the Company’s stock in a single transaction or series of related transactions, other than a financing transaction (an “Acquisition Transaction”), then in either case all Awards (as that term is defined in the Plan) held by you immediately prior to such termination (and/or any instruments into which your Awards have been converted) will then vest in full (if not sooner vested).

5.
Because your Commencement Date is the first day of the month, you will be eligible to enroll in our group benefits program on your Commencement Date, in accordance with the terms and requirements of Tengion’s group health plans.  We offer a medical plan through our healthcare provider, United Healthcare, a vision plan through our vision provider, Vision Benefits of America and a dental plan through our dental provider, MetLife.  All employees are provided with a basic life insurance policy and short- and long-term disability policies at no cost to employees. You will also be entitled to no less than four (4) weeks paid vacation each fiscal year.

6.
Tengion offers a 401(k) plan, which allows employees to defer pre-tax dollars into a retirement savings plan. Employees are eligible to participate on the first day of the month following their Commencement Date and will automatically be enrolled at a four percent (4%) contribution unless otherwise noted on the Participant Enrollment Form.

7.
You will receive a performance review on an annual basis, which will include a determination of potential adjustment of your base salary, along with an assessment of a merit bonus.  The Board may also consider on an annual basis, awarding you a grant of stock incentives under the Plan (including incentive stock options, among other things) in recognition of your performance during the preceding year.  Salary increases, merit bonuses and stock incentive grants are entirely discretionary and not guaranteed.

8.
In the unfortunate event that your employment is terminated by the Company for reasons other than Cause (as such term is defined below) or if you resign with Good Reason (as such term is defined below), Tengion will provide you with a severance package to assist you through your transition period.  Such severance package will be paid as follows:  (a) if you execute and deliver to the Company a Release and Non-disparagement Agreement in substantially the form attached hereto as Exhibit C within the time-frame contemplated in that document, you will receive nine (9) months of salary and benefits, which will be paid in substantially the same manner and form as the Company provided such salary and benefits to you prior to termination (for avoidance of doubt, the continued benefit coverage will be provided at a monthly cost to you equal to the amount paid by you per month for such coverage immediately prior to your termination and will include coverage for all your dependents covered immediately prior to your termination); provided, however, to the extent necessary pursuant to Section 409A of the Internal Revenue Code (the “Code”), each monthly payment shall be considered a separate payment, and to the extent necessary, any amount in excess of two (2) times the lesser of your annual compensation or the Code Section 401(a)(17) limit shall be paid no later than two (2) months following the end of the calendar year in which your termination of employment occurs; and (b) if you do not execute and deliver to the Company the above-described Release and Non-disparagement Agreement within the time-frame contemplated in that document, you will receive one (1) month of salary and benefits, which will be paid in substantially the same manner and form as the Company provided such salary and benefits to you prior to termination.  The severance package is designed to be a safety net.  Consequently, it will be subject to set off if you obtain other employment during the severance period.  If your employment is terminated by the Company for Cause or if you resign without Good Reason, you will not be entitled to a severance package.

A. Brian Davis
July 29, 2010

9.
The term “Cause” means (A) a material failure to perform the duties of your position (other than as a result of physical or mental illness, accident or injury); (B) dishonesty, willful or gross misconduct, or illegal conduct by you in connection with your employment with the Company, which in the Board’s reasonable judgment may result in damage to the business or reputation of the Company; (C) failure, in any material respect, to comply with Tengion’s written policies that are of material significance to the Company’s operations, reputation or compliance program; (D) your conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle) and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon you on a per se basis due to the Company offices held by you, so long as any act or omission by you with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board; or (E) a material breach by you of this Offer Letter, including the confidentiality, non-competition and invention assignment agreement required to be executed pursuant to paragraph 10 below (and attached hereto as Appendix A) or the memo attached hereto as Appendix B; provided that in any case (other than item (D) hereof), the Company provides you written notice of its intention to terminate your employment for Cause and gives you an opportunity for thirty (30) days following receipt of such notice to cure, if the event is capable of being cured.

The term Good Reason shall mean (W) a material adverse change in your duties, authority or responsibilities without your agreement; (X) a change without your consent in the principal location of your office to an office that is more than fifty (50) miles from the Company’s current offices in East Norriton, PA; or (Y) the Company’s material failure to pay you your compensation or benefits when due, a reduction of your salary (other than pursuant to an across-the-board reduction in the compensation of all senior management provided that such reduction is in all material respects proportionately equal amongst all such members of senior management); or (Z) any other material breach by the Company of its obligations under this Agreement; provided that in any case you provide the Company with written notice of your intention to terminate your employment for Good Reason, give the Company an opportunity for thirty (30) days following receipt of such notice to cure, if the event is capable of being cured, or if not capable of being cured, to have the Company’s representatives meet with you and your counsel to be heard on whether Good Reason exists for you to terminate your employment.

10.
Due to the competitive nature of our industry and the uniqueness of Tengion’s technology, you will be required to execute a Tengion standard confidentiality, non-competition and invention assignment agreement attached hereto as Appendix A.  As set forth more specifically in that agreement, you will agree, among other things, that if your employment with the Company is terminated for any reason (with or without Cause), then for a period of twelve (12) months thereafter, you will not engage in a business activity that will be directly competitive with the business of the Company.

11.	Valid acceptance of this offer of employment is conditioned upon satisfaction of the following:

a.	Compliance with the Immigration Reform and Control Act, including verification of your identity and authorization to work in the United States.

b.	Execution of Tengion’s standard confidentiality, non-competition and invention assignment agreement attached hereto as Appendix A.

c.	Execution of the memorandum attached hereto as Appendix B.

By acceptance of this offer you will be deemed to have agreed to the terms and conditions of the agreement attached as Appendix A and to have made the representations and warranties contained in the memorandum attached as Appendix B.

This offer of employment has been made, and your Commencement Date may occur, before completion of the background investigation and drug screen you have previously authorized in writing.  This offer and your continuing employment by Tengion, therefore, are contingent upon the results of such investigation and drug test.

A. Brian Davis
July 29, 2010

12.
Your employment with the Company will remain “at-will,” meaning that you may terminate your employment with the Company at any time and for any reason simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason or no reason, with or without cause or advance notice.  The at-will nature of our employment relationship cannot be changed, except in a writing specifically describing such change and signed by the President and Chief Executive Officer.  For the purposes of clarity, this will confirm that Tengion has made no promises or representations to you regarding your employment other than those expressly included in this offer letter.  Any purported promises or representations in addition to or contrary to the terms of this letter are not binding on the Company.

This letter sets forth the entire agreement and understanding between you and us relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party against whom enforcement of such modification, amendment or waiver is sought.

Please confirm that the foregoing terms are acceptable by executing this letter on the line provided for your signature below.  We very much look forward to your joining us.

Sincerely,

/s/ Steven A. Nichtberger, M.D.
Steven A. Nichtberger, M.D.
President and Chief Executive Officer

cc:           Mark Stejbach, Vice President, Chief Commercial Officer
Joseph La Barge, Esq., Executive Director and Corporate Counsel

A. Brian Davis
July 29, 2010

In full understanding of, and agreement with, the terms and conditions of the Company’s conditional offer of employment, including those contained in the attached confidentiality, non-competition and invention assignment agreement (Appendix A) and the attached memorandum (Appendix B), I hereby accept the offer.

/s/ A. Brian Davis
A. Brian Davis

July 30, 2010
Dated:

APPENDIX A
CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of and in consideration of my employment by Tengion, Inc., a Delaware corporation (the “Company”), I agree to the following terms of this Confidentiality, Non-Competition and Invention Assignment Agreement (the “Agreement”):

1.           Confidential Information.

(a)           Company Information.  I acknowledge that, during the course of my employment, I will have access to information about the Company and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company.  In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in strict confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company (as defined below) which I encounter, obtain, create or develop.  I further agree not to make copies or derivatives of such Confidential Information except as authorized by the Company.

(b)           Confidential Information Defined.  I understand that “Confidential Information” means any Company proprietary information, technical, business and financial data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, vendor lists, supplier lists and suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I call or with whom I become acquainted during the term of my employment), contacts at or knowledge of clients or prospective clients of the Company, pricing information and costs, markets, software, ideas, concepts, developments, inventions (including Inventions, as defined in Section 2(b)), discoveries, protocols, scripts, features and modes of operation, interfaces, works of authorship, databases or database criteria, algorithms, methodologies, processes, formulas, computer codes, technology, designs, drawings, internal documentation, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets, projections, forecasts, strategies, salaries, terms of compensation of other employees or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation during the period of my employment with the Company (the “Employment Period”) and any other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of the dealings or affairs of the Company.

(c)           Limits on Scope of Confidential Information.  I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is confidential or proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  Notwithstanding the foregoing, I understand that Confidential Information shall not include (i) any of the foregoing items which have become publicly known through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that I agree that I will give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.

(d)           Former Employer Information.  I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material I may have obtained in connection with employment with any prior employer or other person in violation of a confidentiality agreement, nondisclosure agreement or similar agreement with such prior employer or other person.

(e)           Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with any such third party.

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

2.           Inventions.

(a)           Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing with particularity all intellectual property, including, but not limited to, property inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets which were created or owned by me prior to the commencement of my employment and which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed or actual businesses, products or research and development (collectively referred to as “Prior Inventions”), and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of the Employment Period, I agree to incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, absent a prior written agreement or license between myself and the Company for such incorporation of the Prior Invention into a Company product, process or machine, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, fully paid-up worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute or commercialize such Prior Invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will, without additional compensation, promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not during regular working hours, during the Employment Period, and with respect to Inventions in the field of tissue engineering and organ regeneration, for a period of one (1) year thereafter, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company owned resources or in consultation with Company personnel (collectively referred to as “Inventions”).  I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Employment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law but that, in the event any such Invention is deemed not to be a work made for hire, I hereby assign all rights in such Invention to the Company.  I further represent and agree that to the best of my knowledge and belief, use by the Company of any of the Inventions will not violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that I will use my best efforts to prevent any such violation.

(c)           Maintenance of Records.  I agree to keep and maintain reasonable and current written records of all Inventions made by me (solely or jointly with others) during the Employment Period.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole discretion of the Company for the purpose of furthering the Company’s business.

(d)           Intellectual Property Rights.  I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, copyright applications or registrations, patents, patent applications, trademarks, trademark applications, trade names, service marks, logos, database rights, algorithms, know-how, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain, perfect and/or transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any intellectual property or other proprietary rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future  infringement of any and all proprietary rights assigned to the Company.

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3.           Returning Company Documents.  I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property developed by me pursuant to my employment or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

4.           Disclosure of Agreement.  During the Restricted Period (as defined below), I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity; provided, however, the foregoing shall not obligate me to disclose the existence of this Agreement when I am engaging in activities unrelated to the business of the Company.

5.           Solicitation of Employees and Customers.  I recognize and acknowledge that during my employment with the Company, I will have access to, learn, be provided with and, in some cases, prepare and create certain Confidential Information, all of which is of substantial value to the Company’s business.  I further recognize that I will have substantial contacts and good will with customers, clients, investors, consultants, contractors and strategic partners of the Company and hereby acknowledge a fiduciary relationship will exist between me and the Company by reason of my having received, been privy to and possessed client, customer and other proprietary information and good will which would give me an unfair advantage in attracting the Company’s clients and customers or otherwise competing against the Company.  In light of the foregoing, during the Employment Period and for a period of twelve (12) months after the date of the termination of my employment for any reason (the “Restricted Period”), I shall not, without the prior written consent of the Company, directly or indirectly, either individually or on behalf of or through any other person, business, enterprise or entity (other than the Company), (i) solicit or induce, or in any manner attempt to solicit or induce, or in any manner assist others to solicit or induce, any person employed by, an agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, or in any manner assist others to divert or attempt to divert, any person, concern, or entity from doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

6.           Non-Competition.  I agree that, during the term of my relationship with the Company (whether as an employee, consultant or otherwise), and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, with or without cause (the “Non-Compete Period”), I will not, without the prior written consent of the Company, for myself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or engage in, any business located anywhere in the world that is in the field of tissue engineering and organ regeneration and is developing a product or products (in any stage, whether preliminary or final) that competes or will compete, directly or indirectly, with any product or products (in any stage of development, whether preliminary or final) of the Company as contemplated during the Employment Period (the “Field of Interest”).  Mere ownership of one-half of one percent or less of the outstanding capital stock or other ownership interests of any entity whose securities are traded on a recognized securities exchange will not, in itself, constitute a violation of this Section 6.  In addition to the foregoing, I hereby agree that I shall not engage in any activities or make any statements that may disparage or reflect negatively on the Company, it directors, officers or employees.

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT
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7.           Reasonableness of Restrictions.  I recognize and acknowledge that the restrictions and limitations set forth in this Agreement, including such provisions set forth in Sections 5 and 6 above, are legitimate and fair in light of my access to Confidential Information, my substantial contacts with customers of the Company and the Company’s need to develop, market and sell its services and/or products.  I further acknowledge that the restrictions and limitations set forth in this Agreement will in no way interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

8.           Independence.  Each of the rights enumerated above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  No breach by the Company of any of its obligations hereunder, or otherwise, shall operate to excuse the performance of my commitments hereunder.

9.           Severability and Judicial Modification.  If any provision or covenant (or both) contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the provisions or covenants (or both) or rights or remedies (or both), which shall be given full effect without regard to the invalid or unenforceable portions.  Additionally, in the event any provision or covenant (or both) contained herein is held to be invalid or unenforceable because of the duration, area, scope, activity and/or subject contemplated under such provision or covenant (or both), I agree that the court making such determination shall have the power to reduce the applicable duration, area, scope, activity or subject (or any combination of any of the foregoing) to the maximum or broadest extent permissible by law and that, in its reduced form, the provision or covenant (or both) in question shall then be enforceable. I further acknowledge that in the event any provision or covenant (or both) contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any particular jurisdiction, then, any such invalidity or unenforceability shall not invalidate or render unenforceable such provision and/or covenant in any other jurisdiction.

10.           Injunctive Relief.  I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing and irreparable injury to the Company.  Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, the Company will be entitled to seek injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction (without having to post a bond) in the event of any breach or threatened breach of the terms of this Agreement, together with an award of attorneys’ fees and costs incurred in enforcing its rights hereunder. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period or the Non-Compete Period, as applicable, shall be tolled and shall not run during any period of violation of any of the covenants in Section 5 or Section 6 hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

11.           General Provisions.

(a)           Governing Law and Forum Selection.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States of America and the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws. I agree that any disputes that may arise from this Agreement shall be resolved in State or Federal courts located in the Commonwealth of Pennsylvania, exclusively, and consent to the jurisdiction of such courts.

(b)           Notices.  All notices or other communications given hereunder shall be in writing and shall be deemed effective upon delivery at the address of the party to be notified and shall be mailed by certified or registered mail, return receipt requested, delivered by courier, telecopied, or sent by other facsimile method (notices by telecopy or facsimile must be confirmed by next day courier delivery to be effective), addressed to the address specified below, or such other address as such party may subsequently notify the other party of in writing.

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT
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Company’s address:	Tengion, Inc.
2900 Potshop Lane, Suite 100
East Norriton, PA 19403
Fax: (610) 275-3754
Attention: Corporate Counsel

My address:	A. Brian Davis

(c)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns; provided, however, that this Agreement is an appendix to, and was entered into simultaneously with, an employment letter agreement that provides me with certain negotiated employment, compensation and severance rights, the two agreements are part of a single coordinated arrangement and I would not have entered into this Agreement in the absence of the employment letter agreement.  Accordingly, this Agreement may not without my consent be assigned, and a purported successor will not succeed to the benefits of this Agreement, unless such purported successor or assignee (i) acquires or otherwise succeeds to substantially all the business and assets of the Company and (ii) assumes all the Company’s obligations under my employment letter agreement.

(e)           Fees and Expenses.  I hereby agree that if the Company commences an action against me, by way of claim or counterclaim and including declaratory claims, in which it is preliminarily or finally determined that I have violated any material provision of this Agreement, I agree to reimburse the Company for all reasonable costs and expenses incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

 (f)           Waiver.  The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in any one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this Agreement.

(g)           Survival.  The provisions of this Agreement shall survive the termination of my relationship and employment with the Company and/or, provided the conditions stated in Section 11(d) are met, the assignment of this Agreement by the Company to any successor in interest or other assignee.

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CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

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In witness whereof, intending to be legally bound hereby, I, A. Brian Davis, have executed this Confidentiality, Non-Competition and Invention Assignment Agreement on the date set forth below:

/s/ A. Brian Davis
A. Brian Davis

Date: July 30, 2010

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

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EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2 OF THE AGREEMENT

Signature of Employee: ________________________

Print Name of Employee:  A. Brian Davis

Date: ___________

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or reproductions of any of the aforementioned items and any Confidential Information (as defined in the Company’s Confidentiality, Non-Competition and Invention Assignment Agreement signed by me; the “Agreement”) belonging to the Company.

I further certify that I have complied with all the terms of the Agreement, including the reporting of any inventions and original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable, under copyright or similar laws, conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

I further agree that for twelve (12) months from this date, I will refrain from engaging, in any capacity, in any business which is in the Field of Interest (as such term is defined in the Agreement) within the United States.

I further agree that I shall not engage in any activities or make any statements that may disparage or reflect negatively on the Company, it directors, officers or employees.

A. Brian Davis

Date:______________________________________

APPENDIX B

TO:	Steven A. Nichtberger, MD
Tengion, Inc.
2900 Potshop Lane
Suite 100
East Norriton, PA 19403

RE:	Acceptance of Employment

I represent that to the best of my understanding, I am under no common law or contractual obligation that would be an impediment to my employment with Tengion, Inc. (the “Company”).  I will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer, during my employment with the Company.

I represent and warrant that I have not retained or copied any confidential, proprietary or trade secret information or property, in any form, belonging to any former employer, and that if I was in possession of any such information or property, I have returned it to my former employer(s).

I agree that, if at any time during my employment with the Company, I am at risk of using or disclosing any confidential, proprietary or trade secret information belonging to any former employer, I will immediately recuse myself from acting on the matter and advise the Compliance Officer of the Company, without revealing any protected information, the nature of my conflict; provided, however, that I will not be required to recuse myself  in the event such disclosure is required by law or regulation or as a result of a response to a valid order of a court or another governmental body of the United States or any political subdivision thereof.

I understand that if any of the representations or warranties herein are intentionally false, or if I violate any of the terms of this memorandum, I will forfeit any unvested portion of the unvested stock incentives awarded or issued to me.

/s/ A. Brian Davis
A. Brian Davis

Date: July 30, 2010

ACCEPTANCE OF EMPLOYMENT MEMO

1

EXHIBIT C

RELEASE AND NON-DISPARAGEMENT AGREEMENT

[date]

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (the “Agreement”) is made and entered into by A. BRIAN DAVIS for himself and his heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (hereinafter referred to as “you”), and TENGION, INC., any current or former parent, subsidiary, affiliate, successor, predecessor, assigns or otherwise related companies, and any current or former employees, agents, officers, attorneys, directors, shareholders, and employee benefit programs of any of them, and their agents and insurers, (hereinafter the “Company” or “we”).

1.           In accordance with our discussions, your active employment with the Company shall end on or before ______________. You will be paid your salary through your last day of employment (the “Separation Date”).  You will also be paid for any other earned but previously unpaid wages and any accrued but unused vacation pay, less applicable taxes and other withholdings, and for any properly substantiated business expenses that were not previously reimbursed.  These payments will be made to you by no later than the first regularly scheduled payday after the Separation Date.

2.           Provided that you return a signed copy of this Agreement within the time period set forth under Section 10 and that you remain employed through the Separation Date, you will receive separation pay equal to nine months of your base salary (“the Severance Period”) less applicable tax withholdings, payable in accordance with Company’s regular payroll cycle, beginning on the next regular payday following the Separation Date that is also at least eight days after you return a signed copy of this letter.  During this Severance Period, if you elect COBRA for yourself and your eligible dependents to continue receiving those health, dental and vision benefits of the Company’s group benefits program in which you are enrolled as of the date hereof, the Company will waive the applicable premium otherwise payable for such coverage to the extent that premium exceeds the monthly cost payable by you for group health coverage immediately prior to the Separation Date.  A separate letter explaining your rights under the COBRA will be forwarded to your home.  Your severance pay will be subject to set off only in the event that you obtain other full-time employment during such severance period at a level of compensation substantially similar to that which you were receiving at Tengion.  This set off in connection with other employment will also apply to your severance benefits to the extent such benefits are provided by your new employer.

3.           We will not contest your unemployment compensation in the Commonwealth of Pennsylvania.  However, we can not provide you any assurance or legal guidance regarding the laws and regulations of the Commonwealth of Pennsylvania concerning unemployment compensation.

4.           All benefits of any kind, other than as expressly provided in this Agreement, will cease as of the Separation Date.  Vesting or forfeiture of stock options and other equity awards, if any, will be in accordance with the terms of the applicable plan and agreements.

5.           You agree that you shall not engage, and the Company agrees to use its best efforts to prevent its directors, officers, official spokespersons and agents from engaging, in any communications whatsoever of any kind, either written or verbal, express or implied, which shall disparage, demean or impugn one another or interfere with the other’s existing or prospective business relationships, economic or career prospects, personal or professional reputation and/or standing.  The only exception to the foregoing shall be in those circumstances in which you are, or the Company is, obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.  Notwithstanding the foregoing, if the Company receives an inquiry regarding your employment, it will provide to the requesting party only the following information:  (i) confirmation that you were employed by the Company and the time-frame (by date) of your employment; (ii) your title; (iii) your job description; and (iv) your final compensation level.

6.           You agree that the confidentiality, non-competition and invention assignment agreement between you and the Company dated as of July ___, 2010 (the “Existing Employee Confidentiality Agreement”) is valid and in force as of the Separation Date and that after the Separation Date you will remain bound thereby and will continue to comply with the terms thereof.

It is understood and agreed that all Company credit cards, security key cards, telephone cards, car service cards, computer software or hardware, identification cards, files (including computer and other electronic files), papers, memoranda, letters, handbooks and manuals, facsimile or other communication that were written, authorized, signed, received or transmitted in the course of your employment and any Company property (including, without limitation, any computer hardware or software, or communications equipment) in your possession are and remain the property of the Company and, as such, are not to be removed from the Company’s offices.  In addition, any such Company materials or property which you possess, whether in paper or electronic format, but which are not in the Company’s offices, are to be returned immediately, and no later than seven days from your receipt of this Agreement. You further understand that you are no longer authorized to access the Company’s computer systems as of the Separation Date.

7.           This section contains a waiver of potentially important rights.  Please read it carefully.  In exchange for the benefits you will receive under this Agreement, to which you would not otherwise be entitled, you agree to waive all claims against the Company and hereby fully and finally release and discharge the Company from liability for any claims or damages that you may have against it as of the date of this Agreement, whether known or unknown to you.  This waiver and release includes, but is not limited to, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, whistleblower law, wrongful discharge or any other obligation including any claims arising under the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act, Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Immigration Reform Control Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law, the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Personnel File Inspection Act, the retaliation provisions of the Pennsylvania Workers' Compensation Law, and all applicable state laws and regulations.  This waiver and release also includes, but is not limited to, any and all claims for wages, bonuses, equity grants or options, monetary or equitable relief or other damages of any kind, vacation pay, other employee fringe benefits or attorneys’ fees.  By signing this Agreement you are also waiving and releasing any claims for wages or benefits or any other form of compensation you may have under, among other things, any employment agreement or contract you have with the Company.

You understand that any payments or benefits provided to you under the terms of this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of your former employment or termination therefrom.

You also agree, to the extent consistent with applicable law, not to initiate any legal action, charge or complaint (“action”) against the Company in any forum whatsoever and to immediately discontinue any such action previously commenced.  Further, to the extent any such action has been or is brought, you expressly waive any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.  You further agree to release and discharge the Company not only from claims you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case asserting claims(s) against the Company, in whole or in part, from any event which occurred as of the date of this Agreement.  If, by no action on your part, you become a mandatory member of a class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by the Company as a result.  If you breach any provision of this Section 7, you will pay any reasonable legal fees and costs incurred by the Company as a result of such breach.  The only exception to the foregoing provision regarding the reimbursement of costs and attorneys’ fees is the extent to which the provision relates to claims under the Age Discrimination in Employment Act in which you are contesting the validity of this Agreement.

Notwithstanding any other provision of this Agreement, this Agreement will not preclude you from (1) enforcing the terms of this Agreement; (2) challenging the knowing and voluntary nature of this Agreement; (3) filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, provided, however, that you give up the right to recover damages and attorneys’ fees from such a proceeding; or (4) enforcing your rights to indemnification under the Company’s charter, by-laws and/or other governing documents and under the indemnification agreement between you and the Company dated ______, 2010; (5) enforcing your right to vested benefits and equity awards in accordance with the terms of the applicable plans and award agreements; and (7) enforcing your rights as a stockholder of the Company.

It is understood that this Agreement is not intended to and does not affect any rights or claims arising after the date hereof.

8.            Except as provided herein, you acknowledge that the Company has paid all sums owed to you, including but not limited to all salary, bonuses, commissions, business expenses, allowances, vacation pay and other benefits and perks as a result of your employment with the Company and/or the termination of that employment.  You further acknowledge that in the absence of this Agreement, you would not be entitled to the payments and arrangements specified in Section 2 of this Agreement.

9.           This Agreement (a) supercedes any prior understanding, agreement, practice or contract, oral or written, between you and the Company relating to your employment or compensation; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) will be interpreted, enforced and governed by the substantive law of the Commonwealth of Pennsylvania.  Notwithstanding the foregoing, the parties acknowledge and agree that the Existing Employee Confidentiality Agreement referred to in Section 6 hereof shall remain in full force and effect according to its terms.

10.           By signing below you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence.  You further agree that this Agreement contains the entire Agreement between you and Company, and that you have not relied on any representation or statement not set forth in this Agreement.  You are advised to consult with an attorney before signing this Agreement.  You have forty-five (45) days from the date of this Agreement, which is set forth at the top of this Agreement, to consider this document.  If you have not returned a signed copy of this Agreement by 5:00 P.M. on _____________, the Company will assume that you have elected not to sign it and the offer will be considered withdrawn.  If you choose to accept the terms of this Agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke the Agreement in writing.  To effect such revocation, you should send a letter stating so to the Company directed to Donna Wisler, Human Resources Generalist, Tengion, Inc., 2900 Potshop Lane, Suite 100, East Norriton, Pennsylvania  19403.  This Agreement shall not become effective or enforceable until the revocation period has expired without you revoking this Agreement.

In witness whereof, the parties have executed this Agreement on the dates set forth below.

TENGION, INC

By: _____________________________	_____________________________
Name:
Title:

Dated:_____________________________	Dated:________________________